Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 16, 2015 relating to the consolidated financial statements of Viveve Medical, Inc., which appears in the Annual Report on Form 10-K of Viveve Medical, Inc. for the year ended December 31, 2014.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

July 31, 2015